UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2008
CHINA AUTOMOTIVE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33123	33-0885775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(Address of principal executive offices (zip code))

(86) 27-5981 8527
(Registrant's telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On March 31, 2008, Wiselink Holdings Limited (“Wiselink”), Great Genesis Holdings Limited, “Great Genesis”), a wholly-owned subsidiary of China Automotive Systems, Inc. (the “Registrant”) and other parties entered into an equity transfer transaction (the “Acquisition”) documented by an Equity Transfer Agreement (the “Agreement”), pursuant to which Wiselink agreed to transfer and assign its 35.5% equity interest in Jingzhou Henglong Automotive Parts Co., Ltd. (“Jingzhou Henglong”) to Great Genesis for a total consideration of US$32,090,000 (the “Consideration”).

Pursuant to Chinese law, the Acquisition will not be effective until the Acquisition is approved by the local Ministry of Commerce of the People’s Republic of China in Jingzhou, Hubei Province, China and the registration of change of shareholders is filed with the local Administration of Industries and Commerce. The Registrant hopes to obtain and complete such approval and registration within the next two weeks.

According to the Agreement, the Consideration will be satisfied as to US$10,000,000 by cash to be paid by Great Genesis to Wiselink within 30 days after the execution of the Agreement, and as to US$22,090,000 by issuance of 3,023,542 shares of common stock of the Registrant, valued at US$7.3060 per share determined as of January 22, 2008, in its capacity as the 100% parent company of Great Genesis 1,170,000 shares of the Registrant (equivalent to about 4.9% of the Registrant’s outstanding shares) will be issued to Wiselink within 30 days after the execution of the Agreement, and the remaining 1,853,542 shares of the Registrant will be issued after obtaining any necessary shareholder approval as required by Nasdaq rules or otherwise, as applicable, either at a meeting of shareholders or by written consent of sufficient shareholders.

As previously disclosed, on February 1, 2008, the Registrant entered into a Securities Purchase Agreement calling for the issuance of Senior Convertible Notes with an original principal amount of $35,000,000 and common stock Warrants to purchase 1,317,865 shares of common stock. At the closing, the Registrant received $17,500,000 cash and the investors have deposited another $17,500,000 cash in escrow to be delivered to the Registrant upon the satisfaction or waiver of certain condition. If the Acquisition has not been consummated before April 15, 2008 upon terms and conditions satisfactory to such investors, such investors have the right, but not the obligation, to the early redemption of some of the securities purchased in full, which could require us to return as much as $25,000,000 of the offering to those investors.

The Acquisition was approved by the independent directors of the Registrant at the board of directors’ meeting held on March 28, 2008. Two directors of the Registrant, namely, Mr. Hanlin Chen and Mr. Qizhou Wu withdrew from the meeting when the vote was taken because Mr. Chen is the majority owner of Wiselink, and Mr. Qizhou Wu is the minority shareholder of Wiselink, and hence are interested parties to the Acquisition.

Prior to the Acquisition, the Registrant owns a 44.5% interest in Jingzhou Henglong. After completion of the Acquisition, the Registrant increases its ownership in Jingzhou Henglong to 80%.

Great Genesis

Great Genesis is a company incorporated on January 3, 2003 under the laws of Hong Kong as a limited liability company and is a wholly-owned subsidiary of the Registrant.

Additional Information

Prior to the transaction, 44.5% of Jingzhou Henglong is owned by the Registrant. Jingzhou Henglong is engaged in the production of integral power steering gear and rack and pinion power steering gear for light and heavy-duty vehicles and cars. Mr. Hanlin Chen, a director of the Registrant, is a majority shareholder of Wiselink. Mr. Qizhou Wu is a minority shareholder of Wiselink.

In summary, the relationships between the relevant parties in this transaction are set out in the table below:-

Name of Related Parties	Relationship with the Registrant

Mr. Hanlin Chen	(i) Director and Chairman of the board of directors of the Registrant

(ii) Majority shareholder of Wiselink

Mr. Qizhou Wu	(i) Director and Chief Executive Officer of the Registrant

(ii) Minority shareholder of Wiselink

Great Genesis	100% owned subsidiary of the Registrant

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No	Description

99.1	Translation of the Equity Transfer Agreement dated March 31, 2008 in English.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Automotive Systems, Inc.

Date: April 2, 2008	By:	/s/ Hanlin Chen
Hanlin Chen
Chairman